EX-99.d.2 Jacob Internet Fund Inc. Investment Advisory Agreement

     This Investment Advisory Agreement is made between Jacob Internet Fund Inc., a Maryland corporation (“JIF”), on behalf of the various series listed on Exhibit A hereto, as such exhibit may be amended from time to time (each such series is referred to as a “Fund” and collectively as, the “Funds”), and Jacob Asset Management of New York LLC, a Delaware limited liability company (the “Adviser”).

     WHEREAS, JIF has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities and other investments and seeks to avail itself of the services of an investment adviser to perform investment advisory services for the Funds; and,

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, is engaged in the business of rendering investment advisory to investment companies and desires to provide these services to JIF.

     NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

     1. Employment of the Adviser. JIF hereby employs the Adviser to manage the investment and reinvestment of each Fund’s assets and to administer its affairs, subject to the supervision of the Board of Directors and the officers of JIF, for the period and on the terms hereinafter set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent any Fund or JIF in any way or otherwise be deemed an agent of any Fund or JIF.

     2. Obligations of and Services to be Provided by the Adviser. The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.	Investment Advisory Services.

     (a) The Adviser shall manage each Fund’s assets subject to and in accordance with the investment objectives and policies of the Fund and any directions that JIF’s Board of Directors may issue from time to time. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment of each Fund’s assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s investment securities shall be exercised. The Adviser shall render or cause to be rendered regular reports to JIF, at regular meetings of its Board of Directors and at such other times as may be reasonably requested by JIF’s Board of Directors, of (i) the decisions made with respect to the investment of the Fund’s assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions, and (iii) the extent to which those decisions have been implemented.

     (b) The Adviser shall place, in the name of each Fund, orders for the execution of the Fund’s securities transactions. When placing such orders, the Adviser shall seek to obtain the best execution for the Fund, but this requirement shall not be deemed to obligate the Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Funds and the Adviser. Moreover, to the extent that it continues to be lawful to do so, the Adviser may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the Adviser determines that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by that broker.

     (c) The Adviser shall render regular reports to JIF, on a quarterly basis, of how much total brokerage business has been placed by the Adviser, on behalf of each Fund, with brokers in various categories and the manner in which the allocation has been accomplished.

     (d) Decisions on proxy voting shall be made by the Adviser (or any Sub-Adviser) unless the Board of Directors determines otherwise. Subject to the foregoing, pursuant to its authority, Adviser shall have the power to vote, either in person or by proxy, all securities in which a Fund may be invested from time to time, and shall not be required to seek or take instructions from the Fund with respect thereto. Adviser shall not be expected or required to take any action other than the rendering of investment-related advice with respect to lawsuits involving securities presently or formerly held in a Fund, or the issuers thereof, including actions involving bankruptcy.

     B. Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials. The Adviser, its officers and employees will make available and provide accounting and statistical information required by a Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.

     C. Other Obligations and Services. The Adviser shall make its officers and employees available to the Board of Directors and officers of JIF for consultation and discussions regarding the administration and management of the Fund and its investment activities.

     D. Delegation of Services. Subject to the requisite approval of a Fund’s shareholders, the Adviser may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 (“Sub-Advisers”) to perform some or all of the services for the Fund for which it is responsible under this Agreement. The Adviser will compensate any Sub-Adviser for its services to the Fund. The Adviser may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Fund’s shareholders is obtained. The Adviser will continue to have responsibility for all advisory services furnished by any Sub-Adviser.

     3. Expenses of the Funds. It is understood that each Fund will pay all of its own expenses other than those expressly assumed by the Adviser herein, which expenses payable by the Fund shall include:

     A. Fees and expenses paid to the Adviser as provided herein;

     B.  Expenses of all audits by independent public accountants;

     C. Expenses of fund administration and accounting agent, transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of its shares;

     D. Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

     E. Salaries and other compensation of executive officers of JIF who are not officers, directors, stockholders or employees of the Adviser or its affiliates; provided however, that the Fund may bear its proportionate share of the cost of any chief compliance officer even if such officer is an officer, director, stockholder or employee of the Adviser or its affiliates;

     F. Taxes levied against the Fund;

     G. Brokerage fees, commissions, spreads or other costs in connection with the purchase and sale of securities or other investments for the Fund;

     H.  Costs, including the interest expense, of borrowing money;

     I. Costs incident to meetings of the Board of Directors and shareholders of the Fund (including third party reports purchased to help the Board evaluate performance, fees and expenses as part of the 15(c) process), reports to the Fund’s shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund’s and JIF’s legal existence;

     J. Legal fees, including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

     K. Directors’ fees and expenses to directors who are not directors, officers, employees or stockholders of the Adviser or any of its affiliates;

     L. Costs and expense of registering and maintaining the registration of JIF and its shares under federal and any applicable state laws; including the printing and mailing of prospectuses to its shareholders;

     M.  Trade association dues;

     N. The Fund’s pro rata portion of fidelity bond, errors and omissions, and directors and officer liability insurance premiums; and

     O. The Fund’s portion of the cost of any proxy voting service used on its behalf.

     4. Compensation of the Adviser. Each Fund shall pay, on a monthly basis, an advisory fee in cash to the Adviser based upon an annual percentage of the value of the Fund’s average daily net assets, calculated as set forth in Exhibit B hereto, as such exhibit may be amended from time to time, as compensation for the services rendered and obligations assumed by the Adviser during the preceding month.

The Adviser may agree to voluntarily or contractually reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to voluntarily or contractually make payments to limit expenses that are the responsibility of a Fund under this Agreement. Except as specifically agreed to under a contractual arrangement, any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such reduction will be agreed upon prior to accrual of the related expense or fee and will be estimated daily. Any fee waived and any Fund expense paid by the Adviser pursuant to a contractual expense limitation arrangement may be reimbursed by the Fund to the Adviser in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the waiver or payment to the extent agreed to between JIF and the Adviser in such expense limitation agreement as permitted by applicable law if the aggregate expenses for the next succeeding fiscal year, second fiscal year or third succeeding fiscal year do not exceed any limitation to which the Adviser had agreed.

If this Agreement is terminated prior to the end of any month, the accrued advisory fee shall be paid to the date of termination.

     5. Activities of the Adviser. The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser and any of its affiliates shall be free to render similar services to others.

6.	Liabilities of the Adviser.

     A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, its officers and employees, the Adviser shall not be subject to liability to JIF or any Fund or to any shareholder of a Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

     B. No provision of this Agreement shall be construed to protect any director or officer of JIF, or director or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

7.	Renewal and Termination.

     A. This Agreement shall not become effective as to any Fund until it is approved by the vote of a majority of the outstanding voting securities of that Fund, and thereafter shall continue in effect for two (2) years, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Board of Directors of JIF, and (ii) by a vote of a majority of the Directors of JIF who are not parties to the Agreement (other than as Directors of JIF) or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the Agreement.

     B.  This Agreement:

     (i) may at any time be terminated as to a Fund without the payment of any penalty either by vote of the Board of Directors of JIF or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser;

     (ii) shall immediately terminate with respect to any Fund in the event of its assignment; and

     (iii) may be terminated as to any Fund by the Adviser on sixty (60) days’ written notice to JIF.

     C. As used in this section 7, the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

     D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

     8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the _____ day of ________________ 2009.

Jacob Internet Fund Inc., on behalf of the series listed on Exhibit A

By: _____________________________ Title: ____________________________

Jacob Asset Management of New York LLC

By: ____________________________ Title: ___________________________

     Exhibit A to Investment Advisory Agreement, dated _____________, 2009, between Jacob Asset Management of New York LLC and Jacob Internet Fund Inc.

Series Name	Effective Date	Renewal Deadline
Jacob Small Cap Growth Fund	_______________, 2009
Jacob Wisdom Fund	_______________, 2009

     Exhibit B to Investment Advisory Agreement, dated _____________, 2009, between Jacob Asset Management of New York LLC and Jacob Internet Fund Inc.

Fund	Advisory Fee
Jacob Small Cap Growth Fund
0.90% of annual average daily net assets

Jacob Wisdom Fund	0.50% of annual average daily net assets up to $500 Million
0.40% of annual average daily net assets over $500 Million